Exhibit T3A-11

CERTIFICATE OF INCORPORATION OF MERCER FORGE CORPORATION
          1. The name of the corporation is MERCER FORGE CORPORATION.
          2. The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          3. The purposes of the corporation are to engage in any lawful act or activities for which corporations may be organized under the General Corporation Law of Delaware.
          4. The total number of shares of all classes of stock which the corporation shall have authority to issue is One Thousand (1,000)             shares of the par value of One Dollar ($1.00) each, all of which shall be Common stock.
          5. The name and mailing address of the sole incorporator is Michael A. O. deFreitas, c/o Hodgson, Russ, Andrews, Woods & Goodyear, 1800 One M & T Plaza, Buffalo, New York 14203.
          6. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.
          7. Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

          8. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this      day of October, 1985.

/s/ Michael A. O. deFreitas
Michael A. O. deFreitas

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT
MERCER FORGE CORPORATION
It is hereby certified that:
          1. The name of the corporation (hereinafter called the “corporation”) is:
MERCER FORGE CORPORATION
          2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.
          3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.
          4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.
Signed on 5-17, 2007

/s/ Gary W. LaChey
Name:	Gary W. LaChey
Title:	Corporate Vice President — Finance